MARQUIS & AURBACH
ATTORNEYS AT LAW

direct line:(702) 821-2403
email:dlegrand@marquisaurbach.com

January 3, 2007

Via Email and First Class Mail

Zhu Xiao Xin
President, China Expert Technology, Inc.
Rm. 2703 Great Eagle Center 23
Harbour Road
Wanchai
Hong Kong

Re: Offering by China Expert Technology, Inc., a Nevada corporation, of 11,557,468 common shares
Our File No. 10023-1

Dear Mr. Zhu:

We have acted as Nevada counsel for China Expert Technology, Inc., a Nevada corporation ("Company") in conjunction with the aggregate offering of 11,557,468 common shares ("Shares") in the Company by its shareholders pursuant to the Form S-1 ("Registration Statement").

In rendering the opinions hereinafter expressed, we have examined the Registration Statement, the Company's Articles of Incorporation and Bylaws, each as amended to date, and such other documents, records, certificates, memoranda and other instruments as we have deemed necessary as a basis for this opinion. We have also obtained from officers and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for purposes of this opinion.

Without limiting the generality of the foregoing, in our examination, we have assumed without independent verification all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic or facsimile copies conform to the original document, and all corporate records made available to us by the Company and all public records reviewed are accurate and complete.

The opinions set forth herein are expressly limited to the effect of the general corporate laws of the State of Nevada as in effect as of the date hereof and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, any other laws, including any federal securities law, or any state securities or "blue sky" laws or regulations.

On the basis of the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares, when and to the extent issued and sold in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion may not be relied upon by any other person, or used by you for any other purposes, without our prior written consent in each instance.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

MARQUIS & AURBACH

David G. LeGrand, Esq.

DGL:ps

M&A:10023-001 416673_1 1/3/2007 10:42 AM